Exhibit 8.1

March 8, 2016

Grayson Bankshares, Inc.

113 W. Main Street

Independence, VA 24348

Re:	Federal Income Tax Opinion Issued to Grayson Bankshares, Inc. in Connection with the Merger of Grayson Bankshares, Inc. and Cardinal Bankshares Corporation with and into Parkway Acquisition Corp.

Ladies and Gentlemen:

You have requested our opinion with respect to the qualification of the proposed merger (the “Merger”) of GRAYSON BANKSHARES, INC., a Virginia corporation (“Grayson”), and CARDINAL BANKSHARES CORPORATION, a Virginia corporation (“Cardinal”), with and into PARKWAY ACQUISITION CORP., a Virginia corporation (“Parkway”), with Parkway surviving, pursuant to the terms of that certain Agreement and Plan of Merger, dated as of November 6, 2015, between Grayson, Cardinal, and Parkway (the “Agreement”), as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). All capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Agreement.

FACTS:

In connection with the opinions rendered below, we have reviewed and relied upon (i) the Agreement; (ii) the Proxy Statement/Prospectus of Grayson, Cardinal, and Parkway contained in the Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the “Registration Statement”); and (iii) such other documents as we have deemed necessary or appropriate for purposes of this opinion letter (the documents referred to in clauses (i), (ii), and (iii) above, are referred to as the “Merger Documents”). With respect to various factual matters material to our opinions, we also have relied upon the factual representations set forth in the Merger Documents and in certificates of Grayson, Parkway and Cardinal (the “Certificates”). We have assumed the correctness of the factual matters contained in the Merger Documents and the Certificates and have made no independent investigation for the purpose of confirming that such factual matters are correct.

We have assumed that: (i) all signatures on all documents submitted to us are genuine, all documents submitted to us as originals are authentic, all documents submitted to us as copies conform to the originals thereof, all information submitted to us is accurate and complete, and all

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Grayson Bankshares, Inc.

March 8, 2016

persons executing and delivering originals or copies of documents examined by us are competent to execute and deliver such documents; (ii) the Merger and the other transactions specified in the Agreement will be consummated as contemplated in the Agreement, without waiver of any material provision thereof; (iii) the Merger will be reported by Grayson, Cardinal, and Parkway on their respective income tax returns in a manner consistent with the opinions set forth below; and (iv) the Certificates are true and accurate in all material respects as of the Effective Time of the Merger. If any of such assumptions is untrue for any reason, or if the Merger and the other transactions specified in the Agreement are not consummated in accordance with the provisions of the Agreement and as described in the Registration Statement, our opinions set forth below may be adversely affected and you may not be able to rely upon them.

OPINION:

Based solely upon the documents and assumptions set forth above and conditioned upon the initial and continuing accuracy of the factual representations set forth in the Certificates as of the date hereof and as of the Effective Time of the Merger, and subject to the assumptions, limitations and qualifications set forth herein and in the Registration Statement,

1. It is the opinion of Williams Mullen that for U.S. federal income tax purposes, the Merger will be a reorganization qualifying under the provisions of Section 368(a) of the Code, and each of Grayson, Cardinal, and Parkway will be a party to the reorganization within the meaning of Section 368(b) of the Code; and

2. The discussion contained in the Registration Statement under the caption “Material United States Federal Income Tax Consequences,” insofar as it presents legal conclusions with respect to matters of United States federal income tax law, accurately sets forth the material United States federal income tax consequences of the Merger and constitutes the opinion of Williams Mullen.

In rendering our opinions, we have considered the applicable provisions of the Code and its legislative history, the Treasury Regulations promulgated thereunder, judicial decisions, and current administrative rulings and practices of the Internal Revenue Service (the “Service”), all as in effect on the date of this letter. These authorities may be amended or revoked at any time. Any such changes may or may not be retroactive with respect to transactions entered into or contemplated prior to the effective date thereof and could significantly alter the conclusions reached in this letter. There is no assurance that legislative, judicial, or administrative changes will not occur in the future. We assume no obligation to update or modify this letter to reflect any developments that may occur after the date of this letter. Our opinions are limited to the matters expressly stated. No opinion is implied or may be inferred beyond such matters.

Grayson Bankshares, Inc.

March 8, 2016

An opinion of counsel is not binding upon the Service or the courts. There can be no assurance that the Service will agree with the opinions set forth herein or that if challenged by the Service, such opinions will be sustained by the court. No ruling has been or will be sought from the Service as to the U.S. federal income tax consequences of the Merger.

This opinion letter is issued to Grayson in satisfaction of Section 8.02(c) of the Agreement. This opinion letter may be filed as an exhibit to the Registration Statement. Reference to our firm may be provided under the captions “Material United States Federal Income Tax Consequences of the Merger” and “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission promulgated thereunder. Without our prior written consent, this opinion letter may not otherwise be distributed or relied upon by any other person, filed with any other government agency or quoted in any other document.

Very truly yours,

/s/ WILLIAMS MULLEN